Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces 2017 Third-Quarter Results,

Raises Full-Year Guidance

ATLANTA, GA — December 5, 2017 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $1.4 billion for the third quarter of fiscal 2017 ended October 29, 2017, an increase of $95 million, or 7.5 percent, as compared to the third quarter of fiscal 2016.

“I am proud of the team’s performance in the third quarter.  We delivered strong overall results including 7.5 percent sales growth, which allowed us to raise our full year guidance. The team is committed to delivering long term profitable growth in excess of market and improved operating leverage,” stated Joe DeAngelo, Chairman, President & CEO of HD Supply.

Gross profit increased $30 million, or 5.9 percent, to $542 million for the third quarter of fiscal 2017 as compared to $512 million for the third quarter of fiscal 2016. Gross profit was 39.6 percent of Net sales for the third quarter of fiscal 2017, down approximately 60 basis points from 40.2 percent of Net sales for third quarter of fiscal 2016.

Operating income increased $23 million, or 14.5 percent, to $182 million for the third quarter of fiscal 2017 as compared to $159 million for the third quarter of fiscal 2016. Operating income as a percentage of Net sales was 13.3 percent for the third quarter of fiscal 2017, an increase of approximately 80 basis points from 12.5 percent for the third quarter of fiscal 2016.

Net income increased $392 million to $452 million for the third quarter of fiscal 2017 as compared to $60 million for the third quarter of fiscal 2016. The increase in Net income was primarily due to the gain on the sale of our Waterworks business. Net income per diluted share increased $2.12 to $2.42 for the third quarter of fiscal 2017 as compared to $0.30 for the third quarter of fiscal 2016.

Adjusted EBITDA increased $26 million, or 13.8 percent, to $214 million for the third quarter of fiscal 2017 as compared to $188 million for the third quarter of fiscal 2016. Adjusted EBITDA as a percentage of Net sales was 15.6 percent for the third quarter of fiscal 2017, increasing approximately 90 basis points from 14.7 percent for the third quarter of fiscal 2016.

Adjusted net income increased $55 million, or 58.5 percent, to $149 million for the third quarter of fiscal 2017 as compared to $94 million for the third quarter of fiscal 2016.  Adjusted net income per diluted share increased 70.2 percent to $0.80 for the third quarter of fiscal 2017, as compared to $0.47 for the third quarter of fiscal 2016.

As of October 29, 2017, HD Supply’s combined liquidity of approximately $1.2 billion was comprised of $461 million in cash and cash equivalents and $744 million of additional available borrowings under HD Supply, Inc.’s (“HDS”) senior asset-backed lending facility, based on qualifying inventory and receivables.

Business Unit Performance

Facilities Maintenance

Net sales increased $30 million, or 4.1 percent, to $754 million for the third quarter of fiscal 2017 as compared to $724 million for the third quarter of fiscal 2016.  Adjusted EBITDA increased $13 million, or 9.3 percent, to $153 million for the third quarter of fiscal 2017 as compared to $140 million for the third quarter of fiscal 2016.  This represents an operating leverage of 2.3x. Adjusted EBITDA as a percentage of Net sales was 20.3 percent for the third quarter of fiscal 2017, increasing approximately 100 basis points from 19.3 percent for the third quarter of fiscal 2016.

Construction & Industrial

Net sales increased $65 million, or 11.8 percent, to $617 million for the third quarter of fiscal 2017 as compared to $552 million for the third quarter of fiscal 2016.  Adjusted EBITDA increased $9 million, or 13.4 percent, to $76 million for the third quarter of fiscal 2017 as compared to $67 million for the third quarter of fiscal 2016. This represents an operating leverage of 1.1x.  Adjusted EBITDA as a percentage of Net sales was 12.3 percent for the third quarter of fiscal 2017, an increase of approximately 20 basis points from 12.1 percent for the third quarter of fiscal 2016.

Third-Quarter Monthly Sales Performance

Net sales for August, September and October of fiscal 2017 were $436 million, $403 million and $531 million, respectively.  There were 20 selling days in August, 19 selling days in September and 25 selling days in October.  Average year-over-year daily sales growth for August, September and October of fiscal 2017 was 6.7 percent, 5.2 percent and 10.0 percent, respectively.

Preliminary November Sales Results

Preliminary Net sales in November were approximately $372 million, which represents year-over-year average daily sales growth of approximately 9.8 percent. Preliminary November year-over-year average daily sales growth for Facilities Maintenance was approximately 4.3 percent and for Construction & Industrial was approximately 16.4 percent.  There were 18 selling days in both November 2017 and November 2016.

Fourth-Quarter 2017 Outlook

For the fourth quarter of fiscal 2017, Net sales are anticipated to be in the range of $1,142 million and $1,182 million, Adjusted EBITDA(1) in the range of $135 million and $147 million and Adjusted net income per diluted share(1) in the range of $0.41 and $0.47.  Adjusted net income per diluted share range assumes a fully diluted weighted average share count of approximately 186 million.  The company will provide further specifics on its outlook during the third-quarter fiscal 2017 earnings conference call and in the earnings call presentation materials.

For the full year fiscal 2017, Net sales are anticipated to be in the range of $5,080 million and $5,120 million, Adjusted EBITDA(1) in the range of $714 million and $726 million and Adjusted net income per diluted share(1) in the range of $2.23 and $2.29.  Adjusted net income per diluted share range assumes a fully diluted weighted average share count of approximately 194 million.

(1)  No reconciliation of the forecasted range for Adjusted EBITDA to Net income or Income from Continuing Operations and Adjusted net income per diluted share to Net income per diluted share or Income from Continuing Operations per diluted share for the fourth quarter of fiscal 2017 and the full year fiscal 2017 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Fiscal 2017 Third-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, December 5th, 2017 at 8:00 a.m. (Eastern Time) to discuss its third-quarter fiscal 2017 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and Net Debt. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, and specialty construction sectors. Through approximately 220 branches and 44 distribution centers, in the U.S. and Canada, the company’s approximately 11,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements and Preliminary Results

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are based on management’s beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those “Risk factors” in our annual report on Form 10-K, for the fiscal year ended January 29, 2017, filed on March 14, 2017, our quarterly report on Form 10-Q, for the fiscal quarter ended October 29, 2017, filed on December 5, 2017 and those described from time to time in our, and HD Supply, Inc.’s, other filings with the U.S. Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Estimates for Net sales, Adjusted EBITDA and Adjusted net income per diluted share are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end adjustments. Any variation between HD Supply’s actual results and the preliminary financial data set forth above may be material.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Nine Months Ended
	October 29, 2017	October 30, 2016	October 29, 2017	October 30, 2016
Net Sales	$1,370	$1,275	$3,938	$3,734
Cost of sales	828	763	2,373	2,240
Gross Profit	542	512	1,565	1,494
Operating expenses:
Selling, general and administrative	336	329	1,008	954
Depreciation and amortization	21	21	63	63
Restructuring	3	3	3	14
Total operating expenses	360	353	1,074	1,031
Operating Income	182	159	491	463
Interest expense	36	65	134	219
Interest income	(1)	—	(1)	—
Loss on extinguishment & modification of debt	78	59	81	174
Income from Continuing Operations Before Provision for Income Taxes	69	35	277	70
Provision for income taxes	23	15	92	30
Income from Continuing Operations	46	20	185	40
Income from discontinued operations, net of tax	406	40	794	104
Net Income	$452	$60	$979	$144
Other comprehensive income (loss) — foreign currency translation adjustment	1	(1)	(1)	1
Total Comprehensive Income	$453	$59	$978	$145

Weighted Average Common Shares Outstanding (thousands)
Basic	185,651	199,593	194,704	199,217
Diluted	186,652	202,007	196,258	201,786

Basic Earnings Per Share(1):
Income from Continuing Operations	$0.25	$0.10	$0.95	$0.20
Income from Discontinued Operations	$2.19	$0.20	$4.08	$0.52
Net Income	$2.43	$0.30	$5.03	$0.72
Diluted Earnings Per Share(1):
Income from Continuing Operations	$0.25	$0.10	$0.94	$0.20
Income from Discontinued Operations	$2.18	$0.20	$4.05	$0.52
Net Income	$2.42	$0.30	$4.99	$0.71

(1)May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	October 29, 2017	January 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$461	$75
Receivables, less allowance for doubtful accounts of $11 and $9	689	559
Inventories	662	606
Current assets of discontinued operations	—	575
Other current assets	38	32
Total current assets	1,850	1,847
Property and equipment, net	298	253
Goodwill	1,807	1,807
Intangible assets, net	93	102
Deferred tax asset	298	556
Non-current assets of discontinued operations	—	1,122
Other assets	19	20
Total assets	$4,365	$5,707
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$405	$320
Accrued compensation and benefits	84	98
Current installments of long-term debt	11	14
Current liabilities of discontinued operations	—	259
Other current liabilities	161	152
Total current liabilities	661	843
Long-term debt, excluding current installments	2,087	3,798
Non-current liabilities of discontinued operations	—	20
Other liabilities	123	86
Total liabilities	2,871	4,747
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 186.3 million and 201.4 million shares issued and outstanding at October 29, 2017 and January 29, 2017, respectively	2	2
Paid-in capital	4,018	3,962
Accumulated deficit	(1,956)	(2,969)
Accumulated other comprehensive loss	(16)	(15)
Treasury stock, at cost, 17.4 million and 0.6 million shares at October 29, 2017 and January 29, 2017, respectively	(554)	(20)
Total stockholders’ equity	1,494	960
Total liabilities and stockholders’ equity	$4,365	$5,707

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Nine Months Ended
	October 29, 2017	October 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$979	$144
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	73	76
Provision for uncollectibles	6	5
Non-cash interest expense	11	13
Payment of discounts upon extinguishment of debt	(6)	—
Loss on extinguishment & modification of debt	81	174
Stock-based compensation expense	19	15
Deferred income taxes	316	93
(Gain) loss on sales of businesses, net	(930)	7
Other	—	(2)
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(249)	(236)
(Increase) decrease in inventories	(116)	(119)
(Increase) decrease in other current assets	1	—
(Increase) decrease in other assets	1	—
Increase (decrease) in accounts payable and accrued liabilities	132	134
Increase (decrease) in other long-term liabilities	2	—
Net cash provided by (used in) operating activities	320	304
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(65)	(59)
Proceeds from sales of property and equipment	2	2
Proceeds from sales of businesses, net	2,450	28
Net cash provided by (used in) investing activities	2,387	(29)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	37	23
Purchase of treasury shares	(555)	(24)
Borrowings of long-term debt	113	1,547
Repayments of long-term debt	(1,526)	(2,435)
Borrowings on long-term revolver debt	624	510
Repayments on long-term revolver debt	(989)	—
Debt issuance costs	(26)	(19)
Other financing activities	1	(1)
Net cash provided by (used in) financing activities	(2,321)	(399)
Effect of exchange rates on cash and cash equivalents	—	1
Increase (decrease) in cash and cash equivalents	$386	$(123)
Cash and cash equivalents at beginning of period	75	269
Cash and cash equivalents at end of period	$461	$146

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

Three Months Ended October 29, 2017	Facilities Maintenance	Construction & Industrial	Corporate	Total Continuing Operations
Net sales	$754	$617	$(1)	$1,370
Adjusted EBITDA	153	76	(15)	214
Depreciation(1) & Software Amortization	7	9	3	19
Other Intangible Amortization	1	1	1	3

Three Months Ended October 30, 2016
Net sales	$724	$552	$(1)	$1,275
Adjusted EBITDA	140	67	(19)	188
Depreciation(1) & Software Amortization	8	7	4	19
Other Intangible Amortization	1	1	1	3

Nine Months Ended October 29, 2017
Net sales	$2,205	$1,737	$(4)	$3,938
Adjusted EBITDA	426	200	(47)	579
Depreciation(1) & Software Amortization	19	27	11	57
Other Intangible Amortization	4	1	4	9

Nine Months Ended October 30, 2016
Net sales	$2,142	$1,597	$(5)	$3,734
Adjusted EBITDA	425	184	(51)	558
Depreciation(1) & Software Amortization	23	24	10	57
Other Intangible Amortization	4	1	4	9

(1)         Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors’ overall understanding of the financial performance of our business.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income less Income from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision for income taxes, (iii) depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income less Income from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income and Income from continuing operations, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Nine Months Ended
	October 29, 2017	October 30, 2016	October 29, 2017	October 30, 2016
Net income	$452	$60	$979	$144
Less income from discontinued operations, net of tax	406	40	794	104
Income from continuing operations	46	20	185	40
Interest expense, net	35	65	133	219
Provision for income taxes	23	15	92	30
Depreciation and amortization (1)	22	22	66	66
Loss on extinguishment & modification of debt (2)	78	59	81	174
Restructuring charges (3)	3	3	3	14
Stock-based compensation	7	4	19	15
Adjusted EBITDA	$214	$188	$579	$558

(1)         Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations and Comprehensive Income.

(2)         Represents the loss on extinguishment of debt including the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(3)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

Adjusted Net Income

The following table presents a reconciliation of Net income and Income from continuing operations, the most directly comparable financial measures under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Nine Months Ended
	October 29, 2017	October 30, 2016	October 29, 2017	October 30, 2016
Net income	$452	$60	$979	$144
Less income from discontinued operations, net of tax	406	40	794	104
Income from continuing operations	46	20	185	40
Plus: Provision for income taxes	23	15	92	30
Less: Cash income taxes (1)	(4)	(6)	(14)	(12)
Plus: Amortization of acquisition-related intangible assets (other than software)	3	3	9	9
Plus: Loss on extinguishment & modification of debt (2)	78	59	81	174
Plus: Restructuring charges (3)	3	3	3	14
Adjusted Net Income	$149	$94	$356	$255

Diluted weighted average common shares outstanding	186,652	202,007	196,258	201,786
Adjusted net income per share — diluted	$0.80	$0.47	$1.81	$1.26

(1)         Cash paid for income taxes for the three and nine months ended October 29, 2017 excludes $13 million in tax payments related to the sale of the Waterworks business unit.

(2)         Represents the loss on extinguishment of debt including the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(3)         Represents the costs incurred for strategic alignment of our workforce. These costs include severance, relocation costs and other related costs.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the fourth quarter of fiscal 2017 and the full year fiscal 2017 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.